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                                                                 EXHIBIT 10.1


AMENDMENT NO. 3 TO OPERATING AGREEMENT


            This Amendment No. 3 to Operating Agreement dated June 1, 1999 (the "Amendment") is entered into by and among Toyota Motor Sales, U.S.A., Inc., a California corporation ("TMS USA"), Toyota Motor Credit Corporation, a California corporation ("TMCC"), and Toyota Motor Manufacturing North America, Inc., a Kentucky corporation ("TMMNA"), with reference to the following facts:

            WHEREAS, TMS USA, TMCC and TMMNA are parties to that certain Operating Agreement dated January 16, 1984, as amended by Amendment No. 1 to Operating Agreement dated May 14, 1996 and Amendment No. 2 to Operating Agreement dated December 1, 1997 (as amended, the "Agreement") pursuant to which TMS USA and TMMNA agreed, among other things, to provide a fixed charge coverage covenant and to make certain other agreements with TMCC for the benefit of holders of TMCC's commercial paper; and

            WHEREAS, TMS USA, TMCC and TMMNA now desire to amend the Agreement to provide that the covenants and obligations of TMS USA and TMMNA thereunder shall also accrue to the benefit of holders of TMCC's extendible commercial notes (notes with an initial maturity period of 90 days, subject to extension for an additional 300 days at the option of TMCC).

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

            1. Section 11 of the Agreement is hereby amended and restated in its entirety as follows:

      "11. This agreement represents the undertakings of the respective parties to this agreement and holders of TMCC's commercial paper notes and extendible commercial notes may rely upon the representations contained herein."

            2. Section 12 of the Agreement is hereby amended and restated in its entirety as follows:

      "12. This agreement will not be amended or terminated at any time during which TMCC has commercial paper notes or extendible commercial notes outstanding, unless such amendments apply only to commercial paper notes and extendible commercial notes issued after the effective date of any such amendment."

            3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

                            TOYOTA MOTOR SALES, U.S.A., INC.



                            By: /S/ DOUGLAS M. WEST
                            -----------------------------
                            Name:   Douglas M. West
                            Title:  Senior Vice President


                            TOYOTA MOTOR MANUFACTURING NORTH AMERICA, INC.



                            By: /S/ KAZUO NISHIDA
                            ------------------------------------
                            Name:   Kazuo Nishida
                            Title:  Vice President and Treasurer


                            TOYOTA MOTOR CREDIT CORPORATION



                            By: /S/ GEORGE E. BORST
                            -------------------------------------------------
                            Name:   George E. Borst
                            Title:  Senior Vice President and General Manager